UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2012

Performance Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27460	16-1158413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Indigo Creek Drive Rochester, New York 14626		14626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 256-0200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 3, 2012, Performance Technologies, Inc. (“PT”) executed a lease agreement (the “new lease”) with HUB Properties Trust (“Landlord”) for its new corporate headquarters facility, a property more appropriately sized for PT’s current and projected space needs.  The new facility, which has approximately 32,000 square feet of office and warehouse space, is located at 140 Canal View Boulevard, Rochester, New York.  This facility will replace PT’s existing corporate headquarters facility located at 205 Indigo Creek Drive, Rochester, New York, and will house executive offices, along with sales, marketing, engineering and manufacturing operations.  PT expects to occupy the new premises during the second quarter 2012.

The new lease has a sixty-six month term for approximately two-thirds of the space and a thirty-eight month term for the remaining space.  The initial rent payments for the new facility will total approximately $352,000 annually and will escalate by approximately 1.3% each year.  In addition, PT will be responsible for payment of the utilities, real estate taxes, insurance and maintenance on this property.

In addition, PT entered into a termination of lease agreement with the Landlord for PT's existing corporate headquarters facility, which waives PT’s remaining obligations for the payment of  rent and real estate taxes through the expiration date of its current lease.  As part of these agreements, PT will commence paying rent and real estate taxes on the new facility as of January 1, 2012.

The lease and termination of lease agreements will be filed as exhibits to PT’s March 31, 2012 Form 10-Q.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated by reference for purposes of this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

February 9, 2012	By	/s/ John M. Slusser
John M. Slusser President and Chief Executive Officer

February 9, 2012	By	/s/ Dorrance W. Lamb
Dorrance W. Lamb Senior Vice President and Chief Financial Officer